EXHIBIT 10.1

AMENDMENT TO LEASE AGREEMENT

THIS AMENDMENT TO LEASE AGREEMENT ("Agreement") made this 24th day of March, 2006 between CENTENNIAL LAKES III, L.L.C., a Delaware limited liability company ("Landlord") and ANALYSTS INTERNATIONAL CORPORATION, a Minnesota corporation ("Tenant").

WHEREAS, Landlord and Tenant did enter into a certain lease agreement dated May 15, 2002 (the "Lease Agreement") pursuant to the terms of which Tenant is currently leasing from Landlord, approximately 92,574 rentable square feet of the Building at 3601 West 76th Street, Edina, Minnesota and consisting of the following Suites:

Suite No.	Rentable Square Footage

200	3,528
300	22,340
400	22,232
500	22,232
600	22,232

Total	92,574

The terms defined in the Lease Agreement shall have the same meanings when used herein;

WHEREAS, Tenant is currently subleasing Suite 300 and Suite 500 to subtenants (each a “Subtenant” and collectively the “Subtenants”);

WHEREAS, Landlord and Tenant are also parties to a certain storage area license agreement dated May 15, 2002 (the “Storage Agreement”) under the terms of which Tenant is currently licensed to use 3,076 square feet of storage space (the “Storage Space”) in the Building;

WHEREAS, Tenant has requested to reduce the size of the Premises being leased under the Lease Agreement and extend the Term of the Lease Agreement as to the Premises being retained;

WHEREAS, Tenant has further requested to reduce the size of the Storage Space being used under the Storage Agreement; and

WHEREAS, Landlord has agreed to such requests by Tenant, but only on the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained herein, it is hereby agreed that the Lease Agreement shall be, and it hereby is amended as follows:

1. Surrender of Suites. On or before May 31, 2007 Tenant shall, and with respect to Suite 300 shall cause the Subtenant to, vacate the following Suites of the Premises and surrender possession of same to Landlord, leaving such Suites in the condition required by the Lease Agreement (hereafter such Suites are collectively referred to as the “Surrender Suites”):

Suite 200 - all three (3) areas
Suite 300
Suite 400 - subject to the provisions of paragraph 5 below

Provided Tenant has complied with the foregoing provisions of this paragraph 1, commencing June 1, 2007 and continuing for the remainder of the Term of the Lease Agreement, as such Term has been extended pursuant to the provisions of paragraph 2 below, the Premises under the Lease Agreement shall consist of Suite 500 and Suite 600 containing 44,464 rentable square feet in the aggregate (hereafter such Suites are collectively referred to as the “Retained Suites”);

2. Extension of Term. As to the Retained Suites only, the Term of the Lease Agreement shall be, and it hereby is extended for a period of sixty (60) months commencing June 1, 2007 and ending May 31, 2012 (hereafter the “Extended Term”), unless sooner terminated in accordance with the provisions of the Lease Agreement.

3. Rentals. Until June 1, 2007 Tenant shall continue to pay Landlord monthly installments of (i) Minimum Rental for the Premises under the Lease Agreement (i.e., the Surrender Suites and the Retained Suites together) as set forth in Article 3 of the Lease Agreement and (ii) Additional Rental under Article 6 of the Lease Agreement for Real Estate Taxes and Operating Expenses based on the 92,574 rentable square feet comprising said Premises.

Notwithstanding anything herein to the contrary, for the months of June, 2006, July, 2006 and August, 2006, Tenant shall have no obligation to pay Minimum Rental or Additional Rental under Article 6 of the Lease Agreement for Real Estate Taxes and Operating Expenses for the Retained Suites; thus, Tenant’s payment for said three (3) months of (i) Minimum Rental for the Retained Suites of $55,580.00 per month shall be abated and (ii) Additional Rental under Article 6 of the Lease Agreement for Real Estate Taxes and Operating Expenses based on the 44,464 rentable square feet comprising the Retained Suites shall be abated.

Commencing June 1, 2007 and on the first (1st) day of each and every month thereafter for the remainder of the Extended Term, to and including May 1, 2012, Tenant shall pay Landlord monthly installments of (i) Minimum Rental for the Retained Suites in the amount of $55,580.00 per month and (ii) Additional Rental under Article 6 of the Lease Agreement for Real Estate Taxes and Operating Expenses based on the 44,464 rentable square feet comprising the Retained Suites.

Notwithstanding anything herein to the contrary, for the months of June, 2007, July, 2007, August, 2007, June, 2008, July, 2008 and August, 2008 Tenant shall have no obligation to pay either Minimum Rental or Additional Rental under Article 6 of the Lease Agreement for Real Estate Taxes and Operating Expenses.

4. “As Is.” Tenant acknowledges and agrees that it shall be leasing the Retained Suites during the Extended Term in their existing “as is” condition without any obligation on the part of Landlord to make any alterations, modifications or improvements thereto or provide any allowances therefore.

5. Suite 500 Improvements; Temporary Use of Suite 400. It is acknowledged by the parties that Tenant contemplates making improvements to Suite 500 during the month of June, 2007 following vacation of such Suite by the Subtenant thereof on or before May 31, 2007 (hereafter the “Suite 500 Improvements”). Notwithstanding anything in paragraph 1 above, Tenant shall be permitted to temporarily occupy and use Suite 400 while such Suite 500 Improvements to Suite 500 are being made; provided, however, in no event shall such temporary occupancy and use of Suite 400 extend beyond June 30, 2007. Such temporary occupancy and use of Suite 400 during the month of June, 2007 shall be rent-free but otherwise subject to all of the terms and conditions of the Lease Agreement.

Any and all Suite 500 Improvements to Suite 500 shall be made by Landlord’s construction manager for and on behalf of Tenant, at the sole cost and expense of Tenant, in accordance with plans and specifications approved by Landlord in advance, and in compliance with the provisions of Article 12 of the Lease Agreement.

6. Surrender of Storage Space. On or before May 31, 2007 Tenant shall vacate the following areas of the Storage Space under the Storage Agreement and surrender possession of same to Landlord, leaving such areas in the condition required by the Storage Agreement (hereafter such areas are sometimes collectively referred to as the “Surrender Storage Space”), which Surrender Storage Space is depicted on Exhibit A attached hereto:

Lunchroom containing 754 square feet
Storeroom A containing 1,003 square feet
Storeroom B containing 211 square feet

Provided Tenant has complied with the foregoing provisions of this paragraph 6, commencing June 1, 2007 and continuing for the remainder of the term of the Storage Agreement, as such term is hereafter extended, the Storage Space under the Storage Agreement shall contain 1,108 square feet (hereafter sometimes collectively referred to as the “Retained Storage Space”). The term of the Storage Agreement shall be, and hereby is extended so as to be coterminous with the Term of the Lease Agreement, as such Term of the Lease Agreement has been extended for the Extended Term pursuant to the provisions of paragraph 2 above.

Until June 1, 2007 Tenant shall continue to pay Landlord a monthly License Fee of $2,820.00 for the Storage Space under the Storage Agreement (i.e., the Surrender Storage Space and the Retained Storage Space).

Commencing June 1, 2007 and on the first (1st) day of each and every month thereafter for the remainder of the term of the Storage Agreement, to and including May 1, 2012, Tenant shall pay Landlord a monthly License Fee of $923.33 for the Storage Space under the Storage Agreement (i.e., the Retained Storage Space only).

7. Option to Extend Term.

A. Subject to the provisions of paragraph 7 B below, Tenant shall have the right to extend the Term of the Lease Agreement as to all, but not less than all, of the Premises then being leased thereunder by Tenant for one (1) period of five (5) years commencing June 1, 2012 and ending May 31, 2017 (the “Renewal Period”) subject to the following terms and conditions:

1)
Tenant shall give written notice of the exercise of its right to extend the Term of the Lease Agreement no later than June 1, 2011, time being of the essence (the “Renewal Notice”). If no such Renewal Notice is timely given, the Lease Agreement shall expire on May 31, 2012;

2)
Tenant shall not be in default under the Lease Agreement beyond the passage of any applicable period of cure, grace or notice at the time of giving the Renewal Notice or at any time thereafter to and including the commencement of the Renewal Period; and

3)
The extension of the Term hereunder shall be on the same terms and conditions as are applicable to the Extended Term; provided, however, (i) the Premises shall be leased by Tenant in their then existing “as is” condition without any obligation on the part of Landlord to make any alterations, modifications or improvements thereto or provide any allowances therefore, (ii) Tenant shall have no further right to extend the Term of the Lease Agreement beyond the end of the Renewal Period and (iii) the monthly Minimum Rental payable by Tenant to Landlord for the Premises for the Renewal Period shall be at the market rate as reasonably determined by Landlord. Within twenty (20) days following receipt of Tenant’s Renewal Notice, but no earlier than twelve (12) months prior to the commencement of the Renewal Period, Landlord shall notify Tenant of Landlord’s reasonable determination of the market rate for the Renewal Period, including therewith the lease comparables and other supporting information (“Landlord’s Market Rate Determination”). If Tenant disagrees with Landlord’s Market Rate Determination for the Renewal Period, the parties shall negotiate in good faith for a period of twenty (20) days following receipt by Tenant of Landlord’s Market Rate Determination as to the Minimum Rental payable during the Renewal Period. If the parties are unable to agree in writing on the Minimum Rental payable during the Renewal Period within twenty (20) days following receipt by Tenant of Landlord’s Market Rate Determination, then in such case the giving of the Renewal Notice by Tenant shall automatically be deemed rescinded and the Lease Agreement shall expire on May 31, 2012.

B. It is acknowledged and agreed that the right of Tenant to extend the Term of the Lease Agreement under the provisions of paragraph 7 A above is personal to Analysts International Corporation and should said Tenant assign the Lease Agreement or sublet all or any part of the Premises to any person or entity other than to an Affiliate or Acquiring Entity of said Tenant, paragraph 7 A above shall automatically become null and void and of no further force or effect.

8. Parking. Notwithstanding anything in Article 14 D of the Lease Agreement to the contrary, commencing June 1, 2007 and continuing for the remainder of the Extended Term, Tenant shall have the following reserved parking only under said Article 14 D:

(a)
Pursuant to the provisions of a parking garage license agreement to be entered into by the parties in form and substance identical to Exhibit B attached hereto, Tenant shall be entitled to use twelve (12) basement parking spaces in the Building, four (4) of which, however, may be terminated by Landlord on at least thirty (30) days’ prior written notice; and

(b)	Tenant shall be entitled to use six (6) Lower Deck Designated Parking Spaces for the Extended Term.

Effective June 1, 2007 Tenant will no longer have the use of the remaining four (4) Lower Deck Designated Parking Spaces or of the four (4) Surface Stalls, and Landlord may remove the Reserved Signage from same.

9. No Leasing Commissions. It is acknowledged and agreed by the parties that no leasing or brokerage commissions (collectively, “Leasing Commissions”) shall be paid by Landlord to any broker, agent or other representative of Tenant on account of this Agreement. Tenant shall indemnify Landlord against, and hold it harmless from and against any and all liabilities arising from any claim for Leasing Commissions asserted by a broker, agent or other representative alleging to have represented Tenant, including, without limitation, reasonable attorneys’ fees in connection therewith.

10. Void Provisions. The following Articles of the Lease Agreement shall be, and they hereby are rendered null and void and of no further force or effect:

Article 33 entitled “Relocation Fee;” and
Article 35 entitled “Renewal Option.”

11. Ratification. Except as hereinabove amended, all of the terms, covenants and conditions of the Lease Agreement shall remain in full force and effect, are hereby ratified and confirmed and shall apply to the Retained Suites and the Extended Term.

12. Submission. Submission of this Agreement by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Agreement unless and until this Agreement is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Agreement to Landlord shall constitute an irrevocable offer by Tenant of the terms and conditions herein contained, which offer may not be revoked for twenty (20) days after such delivery.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

CENTENNIAL LAKES III, L.L.C., by United Properties LLC, its Manager

By: ________________________________________
Its: ________________________________________

By: ________________________________________
Its: ________________________________________

ANALYSTS INTERNATIONAL CORPORATION

By: ________________________________________
Its: ________________________________________

By: ________________________________________
Its: ________________________________________